EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 19th day of May, 2011, by and between Aspen University Inc., a Delaware corporation with offices at 720 S. Colorado Blvd., Suite 1150N, Denver, Colorado 80246 (the “Corporation”), and Brad Powers, an individual residing at 535 W 23rd St., Apt. S7C, New York, NY 10011 (the “Executive”), under the following circumstances:

RECITALS:

A.           The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the Chief Marketing Officer, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Chief Executive Officer of the Corporation. The Executive shall report directly to the Chief Executive Officer of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Chief Executive Officer of the Corporation. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, charitable and professional activities such as holding non-executive Director-level position(s) with other firms shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of four (4) years commencing on July 5, 2011 (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $250,000  per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and agrees to increase it by at least 10% per annum, but has no right to decrease the Base Salary.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual bonus in an amount equal to one hundred percent (100%) of his then-current Base Salary (to be paid 50% in cash, and 50% in restricted stock) based upon the achievement of performance targets with respect to the Company’s business to be mutually agreed upon by the Executive and a majority of the Board of Directors of the Corporation (the ”Board”) (the “Bonus Target”); provided, however, that in the event that the business’s performance for any fiscal year is greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Bonus Target, the Executive shall be entitled to the percentage of the annual bonus determined by linear interpolation; provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the Term, the Executive shall receive a guaranteed annual bonus for any such fiscal year of not less than fifteen percent (15%) of the Base Salary.  In his sole discretion, the Executive may elect to receive the entirety of such annual bonus in restricted stock at the basis determined by the Board in good faith.

(c) The Corporation shall advance or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives (the “Benefit Plans”).

(e) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation.  Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter.  The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive is (i)  unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii)  by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three  months under an accident and health plan covering employees of the Company; or (iii)  determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any material diminution in Executive’s authority, duties or responsibilities (unless the Executive has agreed to such diminution); (ii) a material change in the chain of reporting referenced in Section 2 (unless the Executive has agreed to such change); (iii) any material diminution in the Executive’s Base Salary (unless the Executive has agreed to such diminution); (iv) any material change in the geographic location at which the Executive must perform services to a location outside of New York City Metro Area without the Executive’s prior written consent; (or (v) any material violation by the Corporation of its obligations under this Agreement.  Prior to  the Executive terminating his employment with the Corporation for Good Reason, the Executive must provide written notice to the Corporation, within 90 days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Corporation does not cure the conditions constituting Good Reason within sixty (60) days after receipt of written notice thereof from the Executive, then Executive’s employment shall be deemed terminated for Good Reason.

(d) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement or material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Corporation by the Executive.

6. Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) (12) months’  Base Salary at the then current rate, to be paid in equal semi-monthly or bi-weekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment.  In addition, any options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or by the Corporation or without “Cause”.

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes.  Executive shall have any conversion rights available under the Corporation’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8. Covenant Not To Disclose, Compete or Solicit.  Upon execution of this Employment Agreement, the Executive and the Corporation shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto in the form of Exhibit A.

9. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

10.           Change of Control. Upon a Change of Control (as hereinafter defined), the Executive shall receive an amount equal to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v).  The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no Change of Control.  Notwithstanding anything contained herein to the contrary, in the event a Change of Control occurs prior to the termination of this Agreement pursuant to Section 5, the Executive shall not be entitled to the severance payments referenced in Section 5. For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(a)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the total voting power of the Corporation’s then outstanding voting securities or 50% or more of the fair market value of the Corporation;

(b)  Within a twelve month period, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities;

(c)  Within a twelve month period, less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Corporation as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination. Notwithstanding the preceding, in no event shall a change in the Board following the SEC Reporting Date, which results from the exercise by Michael Mathews of his rights to elect the Board, constitute a Change of Control; or

(d)  The Corporation has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Corporation.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

11.  Sarbanes-Oxley Act of 2002.

(a)  In the event the Executive or the Corporation is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Compensation Committee or the Board may, in its sole discretion, direct the Corporation to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Corporation, which the Compensation Committee or the Board believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (“SOX”) (including, but not limited to, any severance payments made to the Executive upon termination of employment).  The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Compensation Committee or the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof).  Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Compensation Committee or the Board shall pay to the Executive such compensation or other payments.  Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b) In the event that the Corporation restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, the Executive hereby acknowledges that the Corporation shall recover from the Executive (i) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Corporation is required to prepare the restatement (ii) in excess of what would have been paid the Executive under the restatement.  Any rules passed by the Securities and Exchange Commission under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Corporation for any bonuses received and/or profits realized from the sale of the Corporation’s securities (including the cash received from exercise of any options (or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated.  Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c)  Notwithstanding the last sentence of Section 10(b), if the Corporation’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

12.  Section 409A.

(a)   Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Corporation determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)  For purposes of this Section 12, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)  To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)  To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Corporation, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Corporation shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)  The Corporation makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
[Signature Page to Follow]

CORPORATION:

Aspen University Inc.

By:	/s/ Patrick Spada
Patrick Spada, Chairman

EXECUTIVE:

/s/ Brad Powers
Brad Powers

EXHIBIT A

(Company Name)
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of employment of the Employee by the Company and payment to the Employee of salary or wages, this Agreement is made between Aspen University Inc., a Delaware corporation, and Brad Powers  (the "Employee").  For purposes of the Agreement, the term “Company” shall include Aspen University Inc. and its affiliates, now or hereafter existing.

WHEREAS, to induce the Company to hire the Employee as an employee of the Company, the Employee agrees to the covenants of non-disclosure, non-competition, and non-solicitation, as more particularly described herein.

NOW, THEREFORE, in consideration of the hiring by the Company of the Employee as an employee of the Company, the Employee hereby agrees as follows:

1.       Confidential Information. The Employee acknowledges that, in order for him to perform his or her duties properly, the Company must necessarily entrust the Employee with certain trade secrets and confidential business information (the "Confidential Information"). The Confidential Information includes, but is not limited to: source code, object code, operational and functional features and limitations of the Company's software; the Company's research and development plans and activities; the Company's manufacturing and production plans and activities; the prices, terms and conditions of the Company's contracts with its customers; the identities, needs and requirements of the Company's customers; the Company's pricing policies and price lists; the Company's business plans and strategies; the Company's marketing plans and strategies; personnel information; and financial information regarding the Company. The Employee further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Company, that the Confidential Information is critical to the survival and success of the Company, and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

2.       Nondisclosure of Confidential Information.  The Employee agrees that, during the term of his or her employment with the Company and thereafter, he or she will not disclose the Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information is produced by the Employee's own efforts. The Employee further agrees, upon termination of his or her employment, promptly to deliver to the Company all Confidential Information, whether or not such Confidential Information was produced by the Employee's own efforts, and to refrain from making, retaining or distributing copies thereof.

3.       Inventions and Discoveries.  Any invention, discovery, development, improvement, procedure, writing, work or trade secret (collectively referred to herein as "Inventions") that relates to any phase of the business of the Company, or results from any work performed on the premises of the Company or by use of the facilities, equipment or services of other employees of the Company, whether patentable, copyrightable or not, and that is made or discovered by the Employee individually or jointly with any other person or persons during the term of the Employee's employment with the Company (including any period of time prior to the date of this Agreement), shall forthwith be disclosed to the Company and shall be the sole property of the Company.  Any such Invention shall be considered a work made for hire. The Employee hereby assigns to the Company all of his or her right, title and interest to any such Invention. The Employee further agrees to maintain adequate, current written records of any Invention within the scope of the foregoing provisions in the form of notes, sketches, drawings, memoranda or other written evidence, which records shall be and remain the sole property of the Company.

4.       Patents, Trademarks and Copyrights.  The Employee agrees that, during the term of his or her employment with the Company and thereafter, he or she will, whenever requested to do so by the Company and at the expense of the Company, apply or join with the Company in applying for patents, trademarks, copyrights, letters patent and other means for the protection of proprietary information, both foreign and domestic, with respect to any Invention described in paragraph 4. The Employee shall execute and deliver to the Company any and all other documents and instruments that, in the opinion of the Company and its counsel, are appropriate in order to obtain said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information. The Employee shall further execute and deliver all such other instruments and take all other actions that in the opinion of the Company and its counsel shall be appropriate to vest in the Company (or in such person as the Company may specify) all right, title and interest in said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information, and shall cooperate and assist in any litigation commenced by the Company against third parties with respect to the same.

5.       Power of Attorney.  In the event the Company is unable, after reasonable effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Employee.

6.       Employee Developments.  Employee represents that all inventions, discoveries, developments, improvements, procedures, writings, works, trade secrets or other intellectual property rights to which Employee claims ownership as of the date of this Agreement (the "Employee Developments"), and which the parties agree are excluded from this Agreement, are listed in Exhibit A attached hereto.  If no such Employee Developments are listed in Exhibit A, Employee represents that there are no such Employee Developments at the time of signing this Agreement.

7.       Restrictions on Competition.  The Employee agrees that, during the term of his or her employment with the Company and for a period of  one year after termination for any reason of Employee's employment, he or she will not, directly or indirectly, render services to, work for or on behalf of, have an interest in, make any loan to, or assist in any manner any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Employee's termination from the Company.  The foregoing shall not prevent the Employee from owning up to one percent (1%) of the outstanding securities of a publicly held corporation that may compete with the Company.

8.       Notice of Subsequent Employment.  Employee shall, for a period of one  year after the termination of employment with the Company, notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the title and duties of the position) or other business activity.  The Employee further agrees that the Company may, following termination of the Employee's employment for a period of one  year, communicate with the Employee's new employer for the purpose of informing the new employer of the existence of this Agreement and providing the new employer with a copy of this Agreement.

9.       Enticement.  For a period of one year after the termination of employment with the Company, Employee will not hire or attempt to hire any employee of the Company, or assist in such hiring by anyone else, to work as an employee or independent contractor with any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Employee's termination from the Company.

10.    Return of Company Property.  The Employee agrees, upon termination of his or her employment, promptly to deliver to the Company all files, keys, building passes, credit cards, books, documents, computer disks or tapes, and other property prepared by or on behalf of the Company or purchased with Company funds, and to refrain from making, retaining or distributing copies thereof.  To the extent that Employee has any data belonging to the Company on any non-removable magnetic media owned by Employee (for example, a computer's hard disk drive), Employee agrees that immediately upon termination he or she will provide the Company with a copy of the data and then purge his or her computer of the data.

11.    Specific Performance.  The Employee acknowledges that a breach of this Agreement by the Employee will cause irreparable injury to the Company, that the Company's remedies at law will be inadequate in case of any such breach, and that the Company will be entitled to preliminary injunctive relief and other injunctive relief in case of any such breach.

12.     Compliance with Other Agreements.  The Employee represents and warrants to the Company that the execution of this Agreement by him, his or her performance of his or her obligations hereunder, and his or her employment by the Company will not, with or without the giving of notice or the passage of time, conflict with, result in the breach or termination of, or constitute default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

13.     Waivers.  The waiver by the Company or the Employee of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.  Further, any subsequent change or changes in Employee’s duties, salary, compensation, or employment status will not affect the validity or enforceability of this Agreement.

14.     Survival; Binding Effect.  This Agreement shall survive the termination of the Employment Agreement regardless of the manner of such termination, and shall be binding upon the Employee and his or her heirs, executors and administrators.

15.     Assignability by Company.  This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by the Employee.

16.     Headings; Gender References.  The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. Wherever used herein, the masculine pronoun shall, as appropriate, be construed to include the feminine.

17.     Severability.  The covenants of this Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities. Accordingly, the invalidity of all or any part of any paragraph of this Agreement shall not render invalid the remainder of this Agreement or of such paragraph. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

18.     Governing Law.  This Agreement shall be deemed to have been made in New York and shall be governed by and construed in accordance with the substantive law of New York, excluding, however, such laws as pertain to conflicts of law.

19.     Consent to Jurisdiction.  Employee hereby consents and submits to the jurisdiction of the state and federal courts in the state of New York.

20.     Attorney's Fees.  Employee agrees that in the event that the Employer brings suit to enforce any term of this Agreement, the Employee shall be liable for the Employer's reasonable attorney's fees and costs with respect to any claim or counterclaim as to which the Employer is the prevailing party.

21.     Entire Agreement; Amendments.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by the parties.

22.    Understanding of Agreement.  THE EMPLOYEE STATES THAT HE OR SHE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE OR SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF HIS OR HER CHOICE, THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE OR SHE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE OR SHE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE COMPANY OR ITS AGENTS.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the 19th day of May, 2011.

COMPANY:		EMPLOYEE:

Aspen University Inc.

By:	/s/ Patrick Spada	/s/ Brad Powers
	Patrick Spada, Chairman	Brad Powers

EXHIBIT A

List of Employee Developments (if applicable)